Exhibit 10.1

CONFIDENTIAL TERM SHEET

Parties:
WiFiMed, Inc., a Delaware corporation ("WIFI"); a to be formed subsidiary ("Newco"); and Bellacasa Productions, Inc., a Nevada corporation ("BCSP") trading on the OTC Bulletin Board under the symbol "BCSP".

Capitalization:	Approximately 40,000,000 BCSP common stock issued and outstanding and approximately 7,300,000 WIFI common stock issued and outstanding.

Reverse Merger:
It is the desire of the parties that WIFI and BCSP enter into a tax free share exchange agreement under IRS Section 368 (a) (b) (the “Reverse Merger”) in a private transaction structured to be exempt from registration under the Securities Act of 1933 and which, for accounting purposes, will be treated as a reverse merger. The parties shall enter into a share exchange or merger agreement whereby the outstanding capital stock of WIFI will be exchanged for shares of common stock of BCSP in a Reverse Merger. The combined company shall hereinafter be referred to as Newco. Prior to the consummation of the Reverse Merger, each party shall have conducted its due diligence on the other party and shall have been satisfied as to the results of such due diligence in its sole discretion.

The reverse merger only includes the BCSP shell and does not include any BCSP assets.

On the effective date of the Reverse Merger, shareholders of BCSP shall own 14% of the shares of Newco. Pursuant to a share exchange or merger agreement and without giving effect to the private placement of WIFI shares, the WIFI shareholders shall receive shares of Newco so that as a result of the Reverse Merger, the WIFI shareholders shall hold 86% of Newco.

On the effective date of the Reverse Merger, all officers and directors of BCSP shall resign and WIFI shall appoint new officers and directors of Newco. BCSP will be offered one Board position with Newco.

Approvals:
Each party shall obtain such approvals from its Board of Directors, shareholders and any third parties as are necessary to consummate the transactions herein contemplated. Effectiveness of the Reverse Merger is subject to SEC review.

Information
Statement:	BCSP shall file an information statement with the SEC whereby the Company shall effect (i) the increase in authorized capital; (ii) the 1:10 reverse split; and (iii) the Reverse Merger.

Audit:	WIFI has prepared audited financial statements through Rotenberg & Co.

Commissions:	WIFI and BCSP shall each indemnify the other parties with respect to the payment of any commissions or finder’s fees in connection with any transaction described herein.

Counsel:	Arnstein & Lehr, LLP shall represent WIFI. BCSP shall retain separate counsel and sign the requisite waivers.

Document
Preparation:
WIFI counsel shall be responsible for the preparation of the information statement, share exchange or merger agreement and all other material agreements related to the Reverse Merger, as described in Schedule A, which such documents shall be mutually satisfactory to the parties. BCSP shall only be responsible for its attorneys’ fees in connection with its review of the documents related to the Reverse Merger, as well as its costs and expenses related to the information statement. Each party shall make arrangements for its employees, attorneys and accountants to be available for consultation by the other party and its representatives and will respond fully and promptly to the due diligence requests.

Termination/
Reasonable
Cause:
The terms set forth on this Term Sheet may be terminated without penalty for either party if (i) pursuant to the share exchange or merger agreement, the parties are unable to reach an acceptable and fair allocation of shares to the WIFI shareholders in exchange for the business and assets being merged into BCSP; (ii) fraud by other party; (iii) failure to obtain SEC approval (clear comments) of the information statement on or before November 30, 2006; or (iv) termination as otherwise provided under a definitive share exchange or merger agreement.

For BCSP if there is a material change in the business or financial condition of WIFI on or before September 8, 2006.

For WIFI if BCSP fails to file periodic reports with the SEC.

Term:
The terms set forth on this Confidential Term Sheet shall expire on December 31, 2006, 5:00 pm ET, unless extended by the mutual consent of the parties hereto, and thereafter neither party shall have any obligation to the other party except as specifically set forth herein.

Exclusive Dealing:
Until the earlier of September 8, 2006 or the signing of a definitive share exchange or merger agreement, BCSP and WIFI will not enter into any agreement, discussion, or negotiation with, or provide information to, any other consulting firm, investment banking firm, corporation, or other person, or solicit, encourage, entertain or consider any inquiries or proposals, with respect to financing, the issuance of securities, or a reverse merger transaction.

Confidentiality:
All information furnished by any party hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated herein and, if such transaction shall not occur, each party shall return to the party which furnished such information all documents or other material containing, or reflecting or referring to such information and all copies thereof. The parties shall keep confidential all information discussed herein, and shall not directly or indirectly use such information for any competitive or other commercial purpose.

No press release or public announcement of this Term Sheet shall be made without the consent of both parties. All press releases and public announcements regarding the transaction contemplated by this Term Sheet will be prepared by WIFI counsel, and reviewed prior to release by BCSP or its designated parties.

If the foregoing correctly reflects the understanding between us, please sign, date and return the enclosed copy of this Term Sheet, which will then constitute an agreement with respect to the foregoing matters. This letter may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

BELLACASA PRODUCTIONS, INC.

/s/ Marshall Sterman
Marshall Sterman, Chairman and CEO

/s/ Steven Preiss
Steven Preiss, Director

WIFIMED, INC.

/s/ Jeffrey Allen Simon
Jeffrey Allen Simon
President and CEO

Schedule A

Information Statement
Share Exchange or Merger Agreement

To Be Prepared